Exhibit 99.1

CORPORATE PARTICIPANTS

Bryan Giglia Sunstone Hotel Investors, Inc.- SVP - Corporate Finance

Ken Cruse Sunstone Hotel Investors, Inc. - President and CEO

Marc Hoffman Sunstone Hotel Investors, Inc. - COO

John Arabia Sunstone Hotel Investors, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Ian Weissman ISI Group - Analyst

David Loeb Robert W. Baird & Company, Inc. - Analyst

Eli Hackel Goldman Sachs - Analyst

Jeffrey Donnelly Wells Fargo Securities, LLC - Analyst

Ryan Meliker McNicoll, Lewis & Vlak - Analyst

Smedes Rose Keefe, Bruyette & Woods - Analyst

Nikhil Bhalla FBR Capital Markets - Analyst

Bill Crow Raymond James & Associates - Analyst

Josh Attie Citigroup - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen. Welcome to the Sunstone Hotel Investors third-quarter earnings call. Following today’s presentation, there will be a question-and-answer session.

(Operator Instructions)

As a reminder, this conference is being recorded today Friday, November 2, 2012. I’d now like to turn the conference over to Bryan Giglia, Senior Vice President of Corporate Finance of Sunstone Hotel Investors. Please go ahead, sir.

Bryan Giglia - Sunstone Hotel Investors, Inc. - SVP - Corporate Finance

Thank you, Alex. Good morning, everyone, and thank you for joining us today. By now you should have all received a copy of our third-quarter’s earnings release and our supplemental, which we released yesterday. If you do not yet have a copy, you can access them on our website at www.sunstonehotels.com.

Before we begin this call I would like to remind everyone that this call contains forward-looking statements that are subject to risks and uncertainties, including those described in our prospectuses, 10-Qs, 10-Ks, and other filings with the SEC, which could cause actual results to differ materially from those projected. We caution you to consider those factors in evaluating our forward-looking statements.

We also note that this call may contain non-GAAP financial information, including EBITDA, adjusted EBITDA, FFO, adjusted FFO and hotel EBITDA margins. We are providing that information as a supplement to information prepared in accordance with Generally Accepted Accounting Principles.

With us today on the call are Ken Cruse, President and Chief Executive Officer; Marc Hoffman, Chief Operating Officer, and John Arabia, Chief Financial Officer. After our prepared remarks the team will be available to answer your questions. I’d like to now turn the call over to Ken. Ken, please go ahead.

Ken Cruse - Sunstone Hotel Investors, Inc. - President and CEO

Thanks, Bryan, and thank you all for joining us today. First and foremost, our thoughts and concerns are with those who have been impacted by the extreme weather on the East Coast this week. We want to thank all of our team members at our hotels for their selfless work ensuring the safety and welfare of our guests and assets during the storm. While we were impacted by a fair number of cancellations during the week, which we’ll discuss in more detail during this call, our hotels did not sustain any notable damage from the storm, and all of our hotels have remained fully operational. While travel in and out of select East Coast cities remains challenging, we expect things to get back to normal fairly quickly.

Shifting to focus for today’s call, I’ll start by reviewing some of the high points from our third-quarter operational results. And I’ll then provide a status report on our business plan execution. And finally I’ll get some thoughts on our near-term focused items and industry fundamentals. Marc will then cover operations in detail. And John will discuss our balance sheet and finance transactions as well as our updated guidance before I conclude our prepared remarks and open up the call to questions.

With respect to operations, our third-quarter revenue and earnings met or exceeded the high end of our prior guidance. Our comparable RevPAR improved by 5.1% to $138.01. I should note that our comparable RevPAR growth was negatively impacted during the quarter by renovation-related displacement at our 807-room Renaissance Washington DC. Our portfolio RevPAR excluding the Renaissance Washington DC was up a solid 6.9% in the third quarter. Our portfolio RevPAR growth was driven by a $3.47 increase in rate, which grew to $171.02 for the quarter, and by a 230 basis point increase in occupancy which grew to 80.7% for the quarter. At a portfolio occupancy of 80.7%, our pricing power is strong,. and we would expect to see continued improvements in room rates and flow-through as the recovery continues.

For the third quarter our comparable hotel EBITDA margins improved by 130 basis points to 28.8%. This margin performance is just 100 basis points below our prior peak levels for the third quarter. Also implying that, as the recovery continues, our portfolio is on track to exceed prior peak EBITDA production. Our adjusted corporate EBITDA improved by approximately 14.6% to $60.1 million in Q3. And in the third quarter, our adjusted FFO per share improved by approximately 15% to $0.23. And our consolidated debt to total book capitalization has improved by over 17 points from almost 60% a year ago, to just over 42% for the third quarter this year.

Turning now to our business plan execution. Since our last call we’ve taken a number of steps toward our goal of gradually deleveraging our balance sheet while improving the quality and scale of our portfolio. For example, during the third quarter we completed the previously-announced dispositions of four highly levered, non-core hotels for an adjusted gross sale price of $173.2 million. These dispositions have enhanced our portfolio and our balance sheet by reducing our indebtedness by approximately $123 million, increasing our liquidity by approximately $46 million, increasing our average hotel size by 15 keys to 428 keys, and increasing our portfolio RevPAR by approximately 2.5%.

In addition to completing four non-core asset sales, during the third quarter we closed on previously-announced acquisition of our third downtown Chicago asset. The 357-room Hilton Garden Inn Chicago Downtown Magnificent Mile. This hotel’s strong urban location, superior RevPAR and EBITDA per key, efficient urban select service model, and close proximity to our other downtown Chicago hotels make this a highly complementary addition to our portfolio. RevPAR at the Hilton Garden Inn Chicago increased by 13.5% in Q3 to $162.87, which was roughly 18% higher than our portfolio average.

As you may have seen when we announced the deal, the price at which we acquired the hotel was 11.7 times our 2012 forecasted EBITDA. In other words, the purchase multiple for this well-located high-RevPAR, high-margin hotel was a full turn below the EBITDA multiple at which we issued equity to fund the acquisition. Clearly an example of a deal that concurrently improved our portfolio quality and scale, while improving our credit profile in a way that benefited our shareholders.

In addition to acquisitions and dispositions, we have continued to make select reinvestments into our hotels. In October we completed a $25 million renovation of our Renaissance Washington DC. As evidenced by the hotel’s 22.6% increase in group pace for 2013, the property is effectively leveraging its newly-enhanced physical product and outstanding location to drive higher-rated group and transient business. We’ve also completed significant public space renovations at our JW Marriott New Orleans, as we continue to upgrade the quality of this hotel to build on the strong growth we’ve achieved since acquiring this asset in 2011.

Just as we have seen solid returns from our 2011 capital investments into properties such as our Marriott Boston Long Wharf, Marriott Quincy, Courtyard LAX, and Marriott Houston, we look to our recent capital investments to drive material returns in 2013 and beyond.

Which makes for a good segue to our near-term focus items. While we will continue to pursue high-quality acquisitions using our shares as currency when such acquisitions can be executed at attractive valuations relative to our cost of equity, given the current weakness in our shares, acquisitions are not a priority at this moment. Instead, we’re employing a number of other tools for improving our portfolio quality, while gradually deleveraging our balance sheet. These tools include our ongoing intense involvement in all areas of hotel level operations, potential levered or non-core asset sales, and additional transformational investments into our portfolio.

With respect into investments into our portfolio, we’ve initiated several new renovation repositioning projects. During the first quarter of 2013 we expect to invest approximately $15 million into our Hilton Times Square to fully renovate all 460 guest rooms, bathrooms and corridors creating a rich and appealing new rooms product to further enhance the business transient appeal of this premier asset. In 2013 we also expect to invest approximately $25 million on the previously-announced complete repositioning of our 417-room Hyatt Chicago Magnificent Mile. The complete repositioning which will include all public spaces, guest rooms and bathrooms is designed to elevate the hotel to a sophisticated destination, catering to high-rated business, transient and group travelers. We are well underway with this project. The model rooms have been approved. The renderings of the public places look outstanding. And we expect to complete the reinvention of our Hyatt Chicago Magnificent Mile in the third quarter of 2013.

Our other significant Q4 and 2013 repositionings include a $12 million renovation of all 403 guest rooms and certain function and resort spaces at our Hyatt Newport Beach. Also in 2013 we’ll do a $12 million renovation of all 347 guest rooms and public spaces at our Renaissance Westchester. And finally, we’re embarking on a full redevelopment of the outdoor resort and function spaces at our Hilton San Diego Bayfront hotel.

Just as we’ve seen with our other recent renovations, these projects will entail some near-term revenue displacement in exchange for what we expect will be ongoing revenue outperformance once the renovation work is completed. On this point, we expect our renovation program to result in roughly $2 million of revenue displacement in the fourth quarter, and roughly $6 million to $8 million of revenue displacement in 2013.

I’ll spend a minute now on the ongoing state of the recovery. While our attention is naturally drawn to isolated short-term bumps in the road, such as the extreme weather events of this week or even the uncertainty surrounding the upcoming election, we believe it is important to keep recent isolated softness in perspective and focus on long-term fundamentals, which remain very compelling for our industry. Our portfolio occupancy and margins are approaching prior peak levels and industry dynamics point to continued growth for the next several years. Specifically, given our industry’s historic low supply trends, business capital spending, strengthening demand in both group and high-rated transient segments, at attractive capital costs we are confident that the cycle is fully intact. Accordingly, we believe the lodging industry is facing a potentially prolonged recovery, characterized by continued moderate economic growth, strong pricing power and solid earnings expansion in the quarters and years to come.

And with that I’ll now turn the call over to Marc Hoffman to discuss our portfolio operations in greater detail.

Marc Hoffman - Sunstone Hotel Investors, Inc. - COO

Thank you, Ken, and good morning, everyone. Thank you for joining us today. I will review our portfolio’s third-quarter operating performance in greater detail and provide an update on our major 2012 CapEx projects. All hotel information discussed today, unless otherwise, noted is for our 30-hotel portfolio, which includes on a pro forma basis, all 2012 acquisitions, including the Hyatt Chicago Magnificent Mile and Hilton Garden Inn Chicago Downtown Magnificent Mile.

For the third quarter, our pro forma comparable portfolio RevPAR was up 5.1% to $138, driven by a 2.9% increase in occupancy and a 2.1% increase in ADR. As Ken mentioned, the renovation at our Renaissance Washington DC significantly impacted the quarter. To help understand the short-term impact of this renovation, excluding this hotel, portfolio RevPAR for the third quarter would have been up 6.9% to $140, driven by a 4.1% increase in occupancy and a 2.7% increase in ADR. During the third quarter nine, of our hotels generated double-digit RevPAR growth, including our Renaissance Orlando, Marriott Long Wharf, Hilton Garden Inn Chicago, and the Hilton Houston North, to name a few.

From a total room segmentation standpoint in Q3, group revenues were up 10.5%, driven significantly by an increase in occupancy, primarily by the Hilton San Diego Bayfront, Renaissance Orlando, Marriott Long Wharf, Marriott Houston North, Hilton Houston North, and the JW Marriott New Orleans. Our ADR for group for the third quarter was impacted by the Renaissance Washington DC and Renaissance Baltimore. Q3 transient-only room revenue increased 3.7% to last year, with a 4.4% increase in ADR. Q3 transient room revenue benefited from the strength at our Marriott Portland, Hyatt Chicago Magnificent Mile, Courtyard LAX, which was offset by our weaknesses at our Renaissance Washington DC, Hilton Houston North and the Kahler Grand.

During the third quarter, our 30-hotel portfolio had 716 sellout nights, compared to 554 sellout nights in the third quarter of 2011. Showing the continued signs of the strengthening demand in our portfolio. Similar to Q1 and Q2 this is the highest number of sellouts in five years for Q3. It also is the highest number of sellouts in any quarter, indicating our portfolio is operating at occupancy levels that will enable our operators to continue to compress rates and capture a higher percentage of premium-rated business going forward. Marriott Long Wharf, Embassy Suites Chicago, Marriott Portland all saw significant increases in sellout room nights.

Our Renaissance Washington DC witnessed a RevPAR decline of 23.2% in the third quarter. We expect Q3 to be the weakest quarter of the year for the hotel, as it was significantly impacted by the displacement from the rooms renovation and a softer DC market. Q3 was impacted by approximately $2 million of displacement in rooms and food and beverage. This displacement impact will continue through the first half of Q4. 2013 is very strong at our Renaissance Washington DC, with group pace up 23%, with more rooms on the books for next year, 2013, than any other year back to 2007. We continue to expect 2013 to be a stellar year at the DC Renaissance.

The 11 hotels we completed significant renovations in 2010 and 2011, continue to ramp up nicely,. with Q3 RevPAR of 12.5%, on average. As we completed our renovations at many of these hotels in the first half of last year, the continued growth in RevPAR for these hotels is related to the enhanced product and competitiveness of these assets. Our 2012 group pace is up 2.7% over 2011, with all of the growth coming from additional group room nights. Our current 2013 group pace is up 8%, driven by a 7% growth in rooms and a 1% growth in rate. Our four big-box hotels are plus 7% for 2013, driven by a 17% increase at our three big-box Marriotts. But offset by a 1.9% loss at our Hilton San Diego Bayfront. Our JW Marriott New Orleans is strong for next year, driven by strong citywide year and the Super Bowl.

In Q3, our hotel group sales department production for all current and future bookings, excluding the Hilton San Diego Bayfront, was down 7.6% compared to Q3 last year. However, at 225,000 booked rooms, it is the second highest group bookings in the last four years for Q3. Year to date, our comparable portfolio, including the Hilton San Diego Bayfront, is up 6.4% in group production.

As our hotels have expanded both their group occupancies and contract base, our operators have focused on increasing transient revenue through rates with mixed shifting and compression. In Q3, our revenues from premium demand sources were up slightly, at 1.4%, driven significantly by a 2.9% growth in ADR. Our corporate negotiated business increased slightly, up 1.3% in Q3, with a 4.7% growth coming from ADR. We have continued to be more aggressive on both shifting out of the lower-rated channels, particularly the discount channels as well as taking higher-rated business from these channels. We saw a 5.7% increase in ADR in our discount business in the third quarter.

We continue to work closely with our hotels and operators on a weekly basis to maximize hotel room strategies and profits through nimble rate and occupancy strategies, depending upon the changing market conditions, street corner by street corner. In addition, we continue to work with all our hotel operators to ensure that as RevPAR increases, operating expenses do not creep back in unless significant occupancy increases justify higher costs and we as asset managers do agree to these increases.

As Ken mentioned, we’d like to thank all of our operators who have been diligently working this past week to keep the hotel associates, guests and assets safe and well taken care of. Our eight hotels that were directly impacted by Hurricane Sandy did not suffer notable property damage. The short-term financial impact of the hurricane has been seen across our portfolio at almost every hotel,. and we expect the hurricane to have 100 to 150 basis point impact on our RevPAR for the fourth quarter. Our biggest losses came from our hotels that had a large amount of groups on the books for this week.

Moving to CapEx, during the quarter we invested approximately $28 million in our portfolio. For the full year 2012 we expect to invest between $85 million and $100 million in the portfolio.

With that I’ll turn the call over to John. John, go ahead.

John Arabia - Sunstone Hotel Investors, Inc. - CFO

Thank you, Marc. Good morning, everyone. Today I’ll give you an overview of several topics including, first, our liquidity and access to capital. Second, our leverage profile and recently completed finance transactions. And third, details regarding our earnings guidance.

With respect to liquidity, Sunstone ended the third quarter with approximately $241 million of cash, including $164 million of unrestricted cash. In addition to our strong cash position, we have an undrawn $150 million line of credit, and 15 unencumbered assets, including the recently-acquired Hyatt Chicago and the Hilton Garden Inn Chicago. On a trailing 12-month basis, these unencumbered assets collectively generated approximately $62 million of EBITDA.

At the end of the quarter, Sunstone had $1.40 billion of consolidated debt, which includes 100% of the $236 million mortgage secured by the Hilton San Diego Bayfront. Adjusting for the debt attributed to our minority partner in this asset, our pro rata debt balance is currently $1.34 billion. Our debt has a weighted average term to maturity of 5.3 years. And the average interest rate on all of our debt, including the effects of our interest rate derivative agreements, is just under 5%. Our variable rate debt as a percentage of total debt stands at 30%. We have limited near-term debt maturities, as only $58 million of debt matures through early 2015. This figure represents roughly 2% of our current enterprise value and equates to only 35% of our current unrestricted cash balance.

Over the past quarter we continued to make considerable progress towards our goal of reducing leverage in a methodical and shareholder-friendly manner. During the third quarter, we issued roughly $127 million of equity to fund the acquisition of the Hilton Garden Inn, Magnificent Mile, and sold four highly-levered assets that collectively had $123 million of debt. As a result of these transactions, and transactions completed earlier this year, our ratio of net debt and preferred to trailing 12-month EBITDA declined to 6.6 times at the end of the third quarter. This figure represents a 150 basis point reduction from where we stood at the end of 2011, and a 230 basis point reduction since the second quarter of 2011. We believed that this meaningful reduction in leverage, and sizable increase in our overall liquidity, has materially reduced the Company’s risk and comes at the cost of little to no NAV dilution.

While leverage reduction is a priority to our Company, increasing shareholder value remains our primary goal. Therefore, we will remain patient, continue to sell highly-levered assets when pricing is attractive,and continue to issue equity to fund acquisitions but only when expected risk-adjusted returns are well in excess of our cost of capital. Also during the quarter we amended our undrawn $150 million credit facility, which was scheduled to mature in the fourth quarter of 2013. The amendment extended the term of the credit facility by two years, reduced the borrowing costs in unused fees, and provides less restrictive covenants. The credit facility provides us with access to incremental liquidity; however, we do not currently expect to use the line to fund external growth.

Now let’s turn to our updated earnings guidance. A full reconciliation of our current guidance can be found on pages 16 to 18 of our supplemental, as well as in our earnings release. We expect fourth-quarter 2012 RevPAR growth of 1.5% to 3%, which includes 50 to 75 basis points of renovation disruption and an estimated 100 to 150 basis points of disruption from Hurricane Sandy. This translates into fourth-quarter adjusted EBITDA between $58 million and $63 million, and adjusted FFO per diluted share between $0.23 and $0.27.

As a result of softer-than-anticipated growth in certain markets, we have lowered the top end of our full-year 2012 guidance. Our updated adjusted EBITDA guidance now ranges from $232 million to $237 million, and our adjusted FFO guidance ranges from $0.93 to $0.97, including approximately $0.02 per share of disruption from Hurricane Sandy. While we have tempered our growth expectations for the remainder of 2012, we remain optimistic regarding the outlook for revenue, profit growth in 2013 and beyond, as a result of positive group booking pace, strong group booking production and healthy pricing pressure in many cities, stemming from a higher number of sold-out room nights.

With that, I’ll turn the call back over to Ken to wrap up our prepared remarks.

Ken Cruse - Sunstone Hotel Investors, Inc. - President and CEO

Thank you very much, John. I have just a few closing remarks before opening up the call to questions. As I noted in my opening comments, in spite of recent turbulence, our views on lodging fundamentals and the future growth prospects for our industry remain very positive. While, as John noted, isolated factors warrant a moderation of our growth estimates for the fourth quarter, our industry’s leading indicators clearly point toward prolonged growth over the quarters and years ahead. Lodging supply trends are at historic lows, as are interest rates, while business, transient and group demand continue to improve. And across our industry occupancy, rate and profit levels are approaching prior peak levels.

In spite of these compelling factors, most public lodging companies now trade not only at significant discounts to replacement costs, but also at steep discounts to private market values of their portfolios. Sunstone’s recently-renovated portfolio is well-positioned to capitalize on continued lodging industry growth. And while we will continue to deleverage in a measured and deliberate way, such as by funding acquisitions using equity priced at attractive relative valuations, and by using excess cash flow to repay debt rather than funding material cash dividends, we believe our balance sheet is attractively geared for the current phase of this cycle, especially when considering our significant liquidity position, our low-cost, well-staggered, single-asset mortgage structure, and the fact that 14 of our 30 hotels are completely unencumbered by indebtedness.

Looking ahead, we couldn’t be more confident in our plan or our ability to unlock Sunstone’s considerable potential in terms of earnings growth, value appreciation and shareholder returns. We will achieve this by adhering to our disciplined strategy for improving the quality and scale of our portfolio, while gradually deleveraging our balance sheet, and by building a positive track record one smart step at a time.

Thank you for your time today. We greatly appreciate your interest in Sunstone. And we look forward to meeting with many of you at NAREIT later this month. With that, let’s open up the call to questions. Alex, please go ahead.

QUESTION AND ANSWER

Operator

Ian Weissman, ISI Group.

Ian Weissman - ISI Group - Analyst

Two questions. You talk about group pace being up 8%. Maybe you can just give a little bit more color on how that trend relates across the portfolio. Are you seeing similar paces in all your markets?

Ken Cruse - Sunstone Hotel Investors, Inc. - President and CEO

Sure, Ian. You said you had two questions. One was pace. I’ll start with that.

Ian Weissman - ISI Group - Analyst

And then I have a second follow-up question.

Ken Cruse - Sunstone Hotel Investors, Inc. - President and CEO

Okay, sure. First of all, on the pace trend, the 8.1% improvement in pace is primarily occupancy. We’re about 7.1% up in rooms and about 1% growth in rate. Marriott brand pace is up considerably for ‘13. It’s up about 17.5%. That’s primarily in rooms. There’s a little bit of a benefit in rate. Our pace trends are offset a little bit by San Diego, for example. And this is a major group hotel. You’ll see years where pace is strong and years when pace is off a little bit. Next year is a slower year for the San Diego property. So nice offsetting factors there with the Marriott portfolio.

Ian Weissman - ISI Group - Analyst

My question is, are you seeing similar trends across all your markets if you look across? Is that 8% driven by one or two markets in particular?

Ken Cruse - Sunstone Hotel Investors, Inc. - President and CEO

Yes, I’d say Baltimore and DC are very strong. Whereas San Diego, as I was mentioning, is weaker next year. So it’s certainly not a smooth trend across the portfolio.

Ian Weissman - ISI Group - Analyst

Okay. And then my next question is, given the position of the balance sheet today, you have a lot of cash on the balance sheet. The stock trades at a 20%-plus discount to NAV. It sounds like transactions are off the docket for now. What is your view of potentially buying back stock here?

Ken Cruse - Sunstone Hotel Investors, Inc. - President and CEO

Good question. We’ll continue to monitor evaluations. And as I noted in my comments, and John did as well, deleveraging the portfolio in a gradual, measured way is a priority for the Company. That said the number one priority is maximizing shareholder value. So should values continue to erode significantly from the current levels, that would certainly be a tactic that we would consider.

Ian Weissman - ISI Group - Analyst

Okay. Thank you very much.

Operator

David Loeb from Baird.

David Loeb - Robert W. Baird & Company, Inc. - Analyst

I think this is probably more for John, but can you just give us a little color about how you got to the Sandy disruption numbers? They were by far more detailed than we’d heard from pretty much all other companies that had hotels with significant presence in the markets that are impacted. So how did you come up with that?

Ken Cruse - Sunstone Hotel Investors, Inc. - President and CEO

Sure. And I appreciate the question. I’ll start with this and then maybe Marc and John can jump in with additional color. We’re very deeply in tune with what’s happening at the property levels throughout our portfolio. And we’ve got a full property-by-property buildup of direct impact we’ve seen from the hurricane last week. In particular, we saw some significant cancellations in some major hotels. DC, for example, lost close to $1 million in business last week. Specific cancellations. And that’s business that’s likely or hopefully going to rebook at some point during the quarter. But at this point we’re not fully confident that that will take place. Baltimore had a similar impact. And, believe it or not, Hilton Bayfront in San Diego had fairly significant cancellation that was really attributable to the weather, as people couldn’t travel to the meeting. And the meeting group concluded that cancelling that session was appropriate. So we’ve done a fairly detailed buildup. I will tell you that our hope is that we’ve been conservative in what we’ve provided to the Street is an estimate for the impact. But it is based on a fairly detailed buildup property by property throughout our portfolio.

David Loeb - Robert W. Baird & Company, Inc. - Analyst

That’s actually very helpful. One of my associates wondered if you were sandy bagging.

Ken Cruse - Sunstone Hotel Investors, Inc. - President and CEO

Sandy bagging. Our hope is that you look back on the quarter and say those Sunstone guys, they sandbagged. We think it’s prudent, though, at this point, given everything that we’ve seen in our buildup, to provide the guidance that we have. Again, we’re going to endeavor feverishly to try to build back that business throughout our portfolio.

David Loeb - Robert W. Baird & Company, Inc. - Analyst

And that helps. Can you just talk about those cancellations, if there’s an offset in terms of cancellation fees. Or if there’s any insurance that will help you with that kind of cancellation.

Ken Cruse - Sunstone Hotel Investors, Inc. - President and CEO

I would not count on that. A couple things. It’s a policy, typically, that for weather-related events cancellation attrition is often not pursued. More likely the hotels are going to work to rebook the business. And we’ve already seen that in several of our properties that had major meetings cancel this week. They’re already looking to fit those meetings back in later on, either this year or in quarters to come.

David Loeb - Robert W. Baird & Company, Inc. - Analyst

Okay. And one more different topic, if you don’t mind. I appreciated the information about a common dividend in the release. Can you give us some insight on how long those losses that you can carry forward will last? Do you expect that you’re burning off most of that with 2012? And are you starting out 2013 with normal taxable income with little to shelter it?

Ken Cruse - Sunstone Hotel Investors, Inc. - President and CEO

The NOLs have a shelf life that extends out to 2030, I believe. So in terms of the expiry of the NOLs, that’s not an issue. For us it’s more of when do they burn off. I think that’s your question.

David Loeb - Robert W. Baird & Company, Inc. - Analyst

Yes. When will you use them up?

Ken Cruse - Sunstone Hotel Investors, Inc. - President and CEO

We will use a portion of them this year. We will certainly carry forward some of the NOLs into next year. But our expectation is taxable income next year will likely exceed the level of NOLs that we have available to us to offset that income.

David Loeb - Robert W. Baird & Company, Inc. - Analyst

And it will likely exceed preferred, as well? So are you likely to be in a position where you have to make a decision about common dividend, how to pay, things like that?

Ken Cruse - Sunstone Hotel Investors, Inc. - President and CEO

Correct.

David Loeb - Robert W. Baird & Company, Inc. - Analyst

And when is that decision likely to be made?

Ken Cruse - Sunstone Hotel Investors, Inc. - President and CEO

The dividend requirement is an annual one. So that decision is likely to occur later in the course of 2013.

David Loeb - Robert W. Baird & Company, Inc. - Analyst

Great. Thank you.

Operator

Eli Hackel from Goldman Sachs.

Eli Hackel - Goldman Sachs - Analyst

Two questions. First, you still have a large concentration in several big-box hotels. And you have been very disciplined in terms of selling equity. But if another large-box hotel came on the market that was in a target market of yours, I’d be curious if you would take a look at it, even where your stock is trading at now, just given it could make strategic sense. And then the second question is, it sounds like you’re looking for a better ‘13 than fourth quarter. Specifically on New York and DC, why would you think it would accelerate, especially in New York, just given there’s going to be a little bit more supply coming along in that market? Thank you.

Ken Cruse - Sunstone Hotel Investors, Inc. - President and CEO

Sure. So taking your first question first. On the big-box question, we’ve been pretty well-served as a team to date being very disciplined around acquisitions. And the deals that we’ve done this year that were actually funded were, frankly, projects that we timed, I think, appropriately. And in retrospect we firmly believe that. And at the same time, we’ve walked from a number of deals that we didn’t feel that those assets were quality hotels and would have been nice assets to have in our portfolio. We clearly made the decision that deploying equity at a value well below NAV was not going to be additive to our investors and so we’ve walked from them.

As we sit here today, if the question is, given the spot value of our equity I think we’d be hard-pressed to pursue an acquisition of a big-box hotel or, frankly, a smaller hotel in any market using our equity. Is there a hypothetical scenario that we can construct where valuation is just so compelling and the strategic importance of the acquisition is so compelling that we would be inclined to issue equity to do it? Possibly. I would just say it’s not on the top of our list in terms of what we’re doing. John, go ahead.

John Arabia - Sunstone Hotel Investors, Inc. - CFO

Yes. I would add onto that. We would in such a hypothetical situation which we were able to pull off getting a great deal, for example, like we did with the Hyatt Chicago. It’s just getting a lot more difficult to find those bargains as private equity comes back more into the fold in the transaction market, and as the debt market heats up. I think, for maybe the past couple of years, you’ve seen REITs being the dominant buyer. And given the health of, or the trends in, the debt markets, you’re really seeing more private equity come into the fold.

Ken Cruse - Sunstone Hotel Investors, Inc. - President and CEO

Thanks, John. And then with respect to your question on New York and DC trends, let me shift it over to Marc. He’ll give you some specific information about our performance relative to the broader DC market, as well as what we’re seeing in the New York market.

Marc Hoffman - Sunstone Hotel Investors, Inc. - COO

Sure. Thanks, Ken. Typically, and generally speaking, when you have a year following a major election in Washington DC, it’s usually a pretty solid year. Obviously we expect to perform very well in Washington given our current pace. As it relates to New York, I believe PKF forecasts are currently running around 3.6%. Obviously our Hilton Times Square will fall below that because of our renovation in the first quarter, and that will have displacement. DTS, our Doubletree, should fall in line generically with the New York City market, but maybe slightly below our portfolio’s overall RevPAR growth. In line, and due to your comment with the extra supply coming into the market.

Eli Hackel - Goldman Sachs - Analyst

Okay. So it sounds like New York is likely, would trail your overall portfolio in 2013.

Marc Hoffman - Sunstone Hotel Investors, Inc. - COO

That is correct.

Eli Hackel - Goldman Sachs - Analyst

Okay. Thank you very much.

Operator

Jeffrey Donnelly from Wells Fargo.

Jeffrey Donnelly - Wells Fargo Securities, LLC - Analyst

I’m curious just as far as the New York City market goes. Do you think New York could see some sort of lingering impact, either to the positive or negative, depending on whether or not you think travelers could stay away because of some disrupted transportation? Or just maybe some displaced residents occupying hotel rooms. Longer than just, say, this past week?

Ken Cruse - Sunstone Hotel Investors, Inc. - President and CEO

I think our general take is that the storm is a negative for New York. We also feel that it’s going to be fairly short-lived in terms of its impacts. But our view is glass is half empty as it relates to New York.

Jeffrey Donnelly - Wells Fargo Securities, LLC - Analyst

But nothing that — meaning that we’ll be talking about its impacts three weeks from now?

Ken Cruse - Sunstone Hotel Investors, Inc. - President and CEO

We shouldn’t be.

Jeffrey Donnelly - Wells Fargo Securities, LLC - Analyst

And I’m curious, Ken, because you touched on it in your remarks. Why is it, with so many cities at or above historical peak occupancy in their CBD, do you feel that we’re just not seeing the ADR and the ADR growth that’s consistent with prior recoveries? What do you think is restraining ADR? And as you set your own expectations for 2013 and 2014, does that maybe give you some pause and cause you to think that maybe results could be a little lower than otherwise people might think?

Ken Cruse - Sunstone Hotel Investors, Inc. - President and CEO

A couple comments on that one. I want to shift it over to Marc, as well. He’s very in tune with this. As far as the ADR growth goes, a lot of what you’re seeing in our business is this recovery was fueled during the early phases with a business transient recovery. And group just wasn’t there. So our hotels didn’t have the group base on the books to have the confidence to drive rate and compress people into these higher-rated segments. We’re seeing a lot more of that as we go forward. As you saw in the third quarter, our RevPAR growth was pretty balanced between occupancy and rate. But still, you’ve got group rooms on the books that were largely put in place a year ago, 18 months ago or longer. And so the rate trend on the group side has not kept pace with the occupancy trend.

We think as group base continues to build, and we have a bigger and bigger base of group business in the hotels, you’ll see better and better compression into the higher-rated segments. We’re already seeing really good compression not only into higher-rated segments, but also within the lower-rated segments where we’re pushing the discount channels to much higher rates. So the rate strategy is working. It’s just taking a much longer time to unfold this cycle than we’ve seen in past. And again that’s largely a product of the dynamic that was at play where group business just wasn’t there for us early in the cycle. Marc, do you have more?

Marc Hoffman - Sunstone Hotel Investors, Inc. - COO

Yes. I think Ken’s very much right there. And what I would tell you is that as we take a look at our preliminary roll-ups for 2013, you are going to see a significant move towards the higher percentage of all the growth coming from ADR versus coming from occupancy. So you are starting to see that occur, albeit a little slower.

Jeffrey Donnelly - Wells Fargo Securities, LLC - Analyst

And then just maybe a last question. It might be a little obtuse. But large convention hotels tend to compete more regionally than in the city. For instance, I think on a property to where everyone stayed at a competitors convention hotel in San Diego, the GM once told us that one of his top direct competitors was actually the Gaylord Texan in Dallas, 1,500 miles east, not necessarily a hotel down the street. So I know it might be atypical but do you think that Marriott taking over the Gaylord brand could present some impact at the margin for your convention-focused product in San Diego, New York, Orleans, particularly Marriott-managed product?

Marc Hoffman - Sunstone Hotel Investors, Inc. - COO

No. I don’t think that’s going to happen. And having had a lot of experience with those products, and having some chance to look deeply inside of them, if you look at the group customers that are currently on the Gaylord property list, what you would find is 85% of those customers, or 90% of those customers, are already Marriott customers. So I don’t think there’s going to be any major shifting around. If you look at success in the occupancies, given the public information of Gaylord’s nature, you’d find that they already run very high occupancies for group hotels of that size. So we’re not overly concerned about it at all. And just think that it’s part of those large ships in the sea, and they’re all moving around the sea at different places and the business just keeps moving around.

Jeffrey Donnelly - Wells Fargo Securities, LLC - Analyst

Actually, Marc, can you just repeat the answer to an earlier question? I think in response to Ian you were talking about which convention markets you could see being stronger or weaker in 2013 versus ‘12? I just missed that.

Marc Hoffman - Sunstone Hotel Investors, Inc. - COO

Yes. We certainly expect DC to be stronger. We expect our Baltimore areas to be stronger, Orlando to be stronger. We think the West Coast for our group hotels will be stronger, as well. San Diego will be down slightly, that kind of thing. Boston is neutral to down slightly.

Jeffrey Donnelly -Wells Fargo Securities, LLC - Analyst

Thanks.

Operator

Ryan Meliker from [LMV] & Company.

Ryan Meliker - McNicoll, Lewis & Vlak - Analyst

Just a quick question with regards to the guidance and how trends are looking. Correct me if I’m wrong, but if I recall from back in August, you guys reported earnings, the implied guidance for 4Q was somewhere around 4% to 10% with a mid point around 7%. RevPAR growth. And the pre-Sandy numbers here look like it’s closer to 2% to 4%, a 3% midpoint. That seems to be just a massive shift over three months since you guys last talked about how trends were looking. Can you just give us some color in terms of what changed during that three-month time period that’s making you so much more cautious surrounding 4Q?

Ken Cruse - Sunstone Hotel Investors, Inc. - President and CEO

Yes. Good morning, Ryan. I think the way I would characterize it is we never gave fourth-quarter guidance up until now. We have always been fairly conservative on the fourth quarter. And as such, we gave a very wide range leading into the quarter. Factors that have come to play, and that have impacted business trends in the fourth quarter that we talked about a little bit on the call today, include uncertainty around the election. And I think that, unfortunately, is a driver and a factor in business sentiment, confidence trends, and so on. And our expectation is, once the election takes place, irrespective of the outcome, obviously we’ll see the uncertainty go away and we’re likely to see the negative impacts on confidence go away, as well. But that was something I don’t think we anticipated as clearly as it’s been felt in the later periods of the third quarter and going into the fourth quarter.

So election uncertainty. And I think the continued prominence of the fiscal cliff and sequestration and the implications of all that are tied up in that concept. Beyond that, we’re seeing positive trends, as we noted on today’s call, in terms of the leading indicators for our industry. Group booking pace is looking good. Negotiated accounts are looking good for 2013. Fourth quarter, I think we were well advised not to provide guidance for the fourth quarter earlier in the year. And did provide a very broad range for the fourth quarter earlier in the year. And now we’ve brought a little bit more fine detail on the fourth quarter at this point. But the factors with the economy, the storm, the election, et cetera have all, I think, impacted the fourth quarter a little bit.

Ryan Meliker - McNicoll, Lewis & Vlak - Analyst

Okay. That’s helpful. And then, as you talk about the uncertainty around the election — I apologize if I missed it earlier in the call — your group pace is up pretty strong for next year. Where have you seen that impact you’re trending? Is it in transient? Or is it just that groups are holding off booking and you’d actually have a higher group pace heading into 2013? That would be helpful.

Ken Cruse - Sunstone Hotel Investors, Inc. - President and CEO

So, Ryan, I apologize. I’m not sure I heard the question.

Ryan Meliker - McNicoll, Lewis & Vlak - Analyst

And I apologize if I missed it earlier in the call, but with regards to certainty surrounding the election and some of the things that are going on that have caused you to take a more conservative outlook towards 4Q, where is that having the biggest impact? Is it group or transient? Group is obviously up pretty strong for 2013. So are you seeing that more in transient than groups delaying their bookings?

Ken Cruse - Sunstone Hotel Investors, Inc. - President and CEO

Got it. No. It’s clearly a transient impact. Could we see some better trends on the group side? Certainly. I think it factors all layers of our demand. But the near-term impacts especially affecting the fourth quarter are much more on the transient side.

Ryan Meliker - McNicoll, Lewis & Vlak - Analyst

So you’re not really seeing groups taking a more measured approach to booking out into 2013, even though you’re seeing transient do that?

Ken Cruse - Sunstone Hotel Investors, Inc. - President and CEO

What I would tell you is, if you looked back to last quarter, our pace was up 13%. Our pace is now up 8%. Still a very healthy level. But you have seen a little bit of a slowdown in group activity going into 2013. And, once again, once the uncertainties are resolved, we expect that that productivity and pace will pick back up.

Ryan Meliker - McNicoll, Lewis & Vlak - Analyst

All right. That’s helpful. Thanks a lot.

Operator

Smedes Rose from KBW.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

Another question on group, I’m afraid. But what percent of your group bookings are now on the books for 2013? And specifically for DC because it seems like it will be a big swing property for you next year. What percentage of your group bookings are on for next year?

Ken Cruse - Sunstone Hotel Investors, Inc. - President and CEO

One way to think of this, and then we’ll give some more specifics for where we are for next year for the big-box hotels, in terms of pace trends we’re at about - obviously we’re ahead at 8.1% in pace for next year. For 2012 we’ve got 98% of our group rooms on the books for this year. The smaller-box hotels tend to not cross over the year with more than 50% of their group rooms on the books. And then the larger hotels come across the year at about 80%. Marc, do you want to give some specific as to some of the larger hotels, where they are now versus where we need them to be or want them to be at the end of the year?

Marc Hoffman - Sunstone Hotel Investors, Inc. - COO

Sure, no problem. Thanks, Ken. Our DC hotel has a very high number. They’re going to cross over the year at approximately 85%-plus of the rooms on the books that they need to get to the number we’re thinking about. Our Baltimore hotel will be at approximately 65%. Our Orlando hotel will be at approximately 75% to 80%. And our Hilton San Diego Bayfront hotel will be almost at 92%, 93%. So total portfolio, we will cross the year very close to 70%-plus on the books.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

Okay. So with the pace of bookings moderating from the second quarter, because I think you said it was up 13%, so that is normal just because you were essentially filling in, I guess, on the groups that you want to have on the books at this point?

Ken Cruse - Sunstone Hotel Investors, Inc. - President and CEO

That’s right, Smedes. Essentially what we’re doing, or our operators are endeavoring to do, is to book in higher-rated business, which is a shorter window, bookings because they had such a healthy pace on the books already.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

Okay. And then I just wanted to ask you, when you do these room renovations, like you talked about the one on the Hilton Times Square, is that because you need to adhere to raise demands from the brands? Is there anything going on, on that side? Or is it just that they’re just due for renovation?

Ken Cruse - Sunstone Hotel Investors, Inc. - President and CEO

Good question, Smedes. The reality is, what we’ve seen with our renovation work the last couple years — a brief note to it — is that smart, well-timed capital investments into our portfolio tend to generate significant returns on our invested dollars. With the Times Square property, for example, you do give up some offset in terms of short-term displacement for what we expect will be significant growth post renovation. If you’ve been to that hotel recently, the rooms are dated. They’re what I would call vintage. We still fill the hotel up at a very attractive rate. Our view, though, is once we’ve completed this renovation, and we’ll do it in as surgical and as quick a manner as possible, we’ll end up being able to charge an even better rate. Especially for those high rate business transient travelers mid-week. So in each case the renovation work is an on-cycle renovation. It’s primarily motivated by our desires as an owner to maximize the returns on our real estate investments. Less motivated by brand standards.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

And am I right in thinking that the Hilton Times Square - do you have the right to change the brand coming up? Or is that something that I’m not remembering that correctly?

Ken Cruse - Sunstone Hotel Investors, Inc. - President and CEO

We do currently have some flexibility there.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

And is that something you would consider or are you happy with the Hilton family?

Ken Cruse - Sunstone Hotel Investors, Inc. - President and CEO

We always consider our options. There’s several different angles we’re pursuing on that hotel right now. It may ultimately be the best course to keep it as a Hilton-branded hotel. And we’ll let you know when we’ve concluded that process.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

All right. Thank you.

Operator

Nikhil Bhalla from FBR.

Nikhil Bhalla - FBR Capital Markets - Analyst

When you look at the third-quarter results, it didn’t seem like you had any major impact from the shift in holidays in September. If you can just explain that a little bit, thank you.

Ken Cruse - Sunstone Hotel Investors, Inc. - President and CEO

I think everybody was affected a little bit by shift in holidays. We didn’t isolate out the various factors that were unique in the third quarter that impacted operations. I think, in general, as we stated, our numbers came in at the high end or above our guidance. And so we knew when the holidays were going to take place when we gave our guidance and so that was already factored for in our guidance. But I wouldn’t say that there was no impact by that on a year-over-year basis.

Nikhil Bhalla - FBR Capital Markets - Analyst

Got it. And when you look towards next year, are there any specific quarters that are tracking a little bit stronger than the others? And especially when it comes to group demand?

Ken Cruse - Sunstone Hotel Investors, Inc. - President and CEO

We haven’t given guidance for next year. And we can certainly give a little bit of color on the group trends for next year because we have some insights into quarter-by-quarter numbers. We’re going to be very careful. We’ll range in here for this call. Marc, why don’t you give the —.

Marc Hoffman - Sunstone Hotel Investors, Inc. - COO

At this point, obviously we have this, as everyone knows, the Super Bowl is in New Orleans, and that will help our first quarter, as well as some strength in DC. And our third quarter in general also looks to be very solid.

Nikhil Bhalla - FBR Capital Markets - Analyst

That’s great. Thank you so much.

Operator

Bill Crow from Raymond James & Associates.

Bill Crow - Raymond James & Associates - Analyst

Have you seen any change in the pace of group bookings related to government defense? Anybody that’s sitting there looking at the fiscal cliff and not sure what’s going on?

Ken Cruse - Sunstone Hotel Investors, Inc. - President and CEO

Sure. I think the same factors that have slowed down the booking pace a little bit across our portfolio on non-government business has also affected government business. And once the uncertainty of the election is resolved, and the sequestration issue sorts itself out a little bit more, you’ll probably see better trends there. Marc, would you say we’ve seen a more profound impact on the government side than any other aspect of group business?

Marc Hoffman - Sunstone Hotel Investors, Inc. - COO

There’s probably been a little bit more moderating, would be the word I would use, of bookings. And it’s probably been more of a moderating in the rate than necessarily in the occupancy. Obviously, as everyone knows, they have frozen government rate for next year. So that obviously is a piece. And then there has been some moderation of the types and the amounts of groups we’re seeing book into ‘13 for government at this point. We’ll just have to wait and see. Hopefully that will change.

Bill Crow - Raymond James & Associates - Analyst

And any attempt on those groups’ parts to negotiate away cancellation fees, just given that there is this uncertainty out there?

Marc Hoffman - Sunstone Hotel Investors, Inc. - COO

Not that we’re aware of, no.

Ken Cruse - Sunstone Hotel Investors, Inc. - President and CEO

Bill, I think the way we would characterize it is that any curtailments of bookings from the government side has taken place to date. And our view is, again, once the political picture sorts itself out a little bit and some of the fiscal reforms sort themselves out, as well, you’ll start to see some improved trends, not degradation in trends, as it relates to government bookings.

Bill Crow - Raymond James & Associates - Analyst

Ken, I think we all hope that’s the case. Good quarter. Thanks, guys.

Operator

Josh Attie from Citigroup.

Josh Attie - Citigroup - Analyst

I have a few questions. First, can you tell us what RevPAR growth has been quarter to date in the portfolio?

Ken Cruse - Sunstone Hotel Investors, Inc. - President and CEO

Sure. We’ll provide you quarter-to-date RevPAR. Excluding DC, our RevPAR quarter to date is up 7.4%. And then for the entire portfolio our RevPAR is up a little over 4.5%.

Josh Attie - Citigroup - Analyst

Okay. And for the disruption that you mentioned in group meetings business this week, have any of those groups rescheduled for later in the quarter? And have you collected any cancellation fees?

Ken Cruse - Sunstone Hotel Investors, Inc. - President and CEO

We covered that a little earlier. But just to reiterate, in DC we had the biggest impact on group cancellations in DC. Our policy, our operator’s policy, is typically, when it’s a major weather-related catastrophe, that attrition isn’t directly collected. But rather a rebooking of that business takes place. And so in DC, in particular, they are working to rebook some of the business that was lost this week into either later this quarter or into subsequent quarters.

Josh Attie - Citigroup - Analyst

Okay. Thanks. And separately, I think you have — I know it’s a small number, but I think you have a small debt investment in Atlanta that matures in November. Can you tell us the status of that and if that’s an asset that would be strategic and you’d be happy owning in the portfolio?

Ken Cruse - Sunstone Hotel Investors, Inc. - President and CEO

Yes. We have a very small B note investment in a property known as 12 Atlantic Station. It’s a 99-room hotel in Atlanta. The B note sits behind $17 million of senior debt. We’re working with the borrower at this point to accomplish an amicable resolution, if you will, to the maturity of that loan, which occurred on November 1. In the end, no, that’s not an asset that we would necessarily want to own. We certainly believe that there’s value in there well into our note, which we have an economic basis of zero in. I think our book basis is something like $200,000. So it’s a fairly small investment. We think it will be resolved favorably and we’ll give you some more color on that over the next months and quarters to come, as it works itself out.

Josh Attie - Citigroup - Analyst

Okay, thanks. And you mentioned earlier in your prepared remarks that you thought the balance sheet’s attractively geared. And I think in the Q&A you said you’d consider buying back stock if the value erodes. And I know you’re also committed to delevering the balance sheet. My question is, how should we think about deleveraging? Should we think about it as being straight line where each quarter is a little lower than the last? Or are you willing to lever up temporarily to do things like buy back stock if the value is at a level that’s attractive to you?

Ken Cruse - Sunstone Hotel Investors, Inc. - President and CEO

Sure. And I probably could have been even more direct in my comments about share repurchases. Never say never, I think, is the guiding principle there. But I think it would be close to never in today’s world that we would look to buy back shares at the current levels. We’re certainly trading below NAV. But we believe our other balance sheet objectives take precedent over buying back shares, certainly at today’s level. If it were to drop down precipitously from here, we have significant excess liquidity. And we would consider that. But I want to make sure that my comments aren’t characterized as though that is something that we’re currently considering doing. Just like we’re not currently considering deploying equity to acquire hotels. That could change in a week, a month, but at today’s levels that is not what we would consider an option.

As far as the deleveraging plan, our goal is slow and steady, I think is maybe a good way to characterize it. One smart step at a time, as I mentioned in my comments. We’ve got a long-term financial plan that John and Bryan developed, which is very detailed, very specific in terms of annual milestones on deleveraging. I’m proud to say that John and the team have done a great job of achieving those milestones to date, and will continue to take a measured approach to achieving our deleveraging objectives over the next three, four years. It’s important that we don’t go too quickly on some of these things, and take steps that would be shareholder dilutive, and would hurt shareholder value, in order to more rapidly achieve some of our leverage objectives. And that said, if we find opportunities to, quote, rip the Band-Aid off, that are shareholder friendly, we’ll do so. John, do you want to provide more color on that?

John Arabia - Sunstone Hotel Investors, Inc. - CFO

Yes. Absolutely, Josh. Thanks for the question. Never say never is right, as Ken said. But as we’re standing here today, with all the facts presented to us today, share repurchase is not on the table. We’ll continue to delever the Company very methodically, as we have. We’ve been very patient. Take a look at the Hilton Garden Inn Chicago. We sat around that asset for the better portion of a year and waited till the equity got to the right price, to make sure there wasn’t NAV dilution. And I think it was a great execution on that front. We need to remain patient. As Ken said, we’ll continue to look, particularly given where the share price is now, continue to look at highly-levered dispositions, when the timing is right. As I said in my prepared remarks, we’ve made considerable progress towards our deleveraging goal in a shareholder-friendly manner. But we have more room to go there. And also, just to follow up to your first question, Josh, I just wanted to emphasize that the quarter to date numbers were through October 26.

Josh Attie - Citigroup - Analyst

Okay. Thank you very much.

Operator

There are no further questions at this time.

Ken Cruse - Sunstone Hotel Investors, Inc. - President and CEO

Great. We want to thank everybody for joining us on our call today. And, as I mentioned, we look forward to seeing many of you at NAREIT. We are hosting a reception on Monday evening and hope to see you all there. Thank you very much.

Operator

Thank you. This concludes Sunstone Hotel Investors third-quarter earnings investor call. Thank you for participating. You may now disconnect.